Exhibit 99.1

NEWS RELEASE

For Immediate Release	One American Row
PO Box 5056
Hartford CT 06102-5056

Contacts:
Media Relations Alice S. Ericson, 860-403-5946 alice.ericson@phoenixwm.com	Investor Relations Naomi Baline Kleinman, 860-403-7100 pnx.ir@phoenixwm.com

The Phoenix Companies, Inc. Announces CFO Transition

Upon Completion of Merger with Nassau

Hartford, Conn., Jan. 22, 2016 – The Phoenix Companies, Inc. (NYSE:PNX) (“Phoenix” or the “company”) today announced Bonnie J. Malley, chief financial officer, intends to leave the company upon completion of the previously announced merger with Nassau Reinsurance Group Holdings, L.P. (“Nassau”) to take a position with the City of Hartford, subject to approval by the City Council. Upon completion of the merger, which is expected in early 2016, the company intends to appoint Ernest McNeill Jr., currently senior vice president and chief accounting officer at Phoenix, as chief financial officer.

Mr. McNeill joined Phoenix in August, 2014 and currently oversees numerous corporate finance functions including SEC Reporting, Statutory, GAAP and Investment Accounting, Accounting Operations, Corporate Tax and Expense Management. Mr. McNeill is a Certified Public Accountant and Chartered Financial Analyst and previously held senior accounting and finance positions at Fidelity Investments and the Hartford Financial Services Group.

Phoenix and Nassau are actively working towards closing, and the transaction remains on track to close in early 2016. On December 17, 2015, stockholders of the Phoenix Companies, Inc. approved the adoption of the Agreement and Plan of Merger, dated as of September 28, 2015 among Phoenix, Davero Merger Sub Corp. and Nassau. In addition to Phoenix stockholder approval, the completion of the merger is subject to regulatory approvals and other closing conditions.

-more-

The Phoenix Companies, Inc. … 2

About Phoenix

The Phoenix Companies, Inc. (NYSE:PNX) helps financial professionals provide solutions, including income strategies and insurance protection, to families and individuals planning for or living in retirement. Founded as a life insurance company in 1851, Phoenix offers products and services designed to meet financial needs in the middle income and mass affluent markets. Its distribution subsidiary, Saybrus Partners, Inc., offers solutions-based sales support to financial professionals and represents Phoenix’s products among key distributors, including independent marketing organizations and brokerage general agencies. Phoenix is headquartered in Hartford, Connecticut, and has two insurance company operating subsidiaries: Phoenix Life Insurance Company, which has its statutory home office in East Greenbush, New York, and PHL Variable Insurance Company, which has its statutory home office in Hartford, Connecticut. For more information, visit www.phoenixwm.com and www.saybruspartners.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Phoenix concerning the proposed transaction involving Phoenix and Nassau and other future events and their potential effects on Phoenix. Such statements are based upon the current beliefs and expectations of Phoenix’s management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the transaction, many of which are beyond Phoenix’s control.

###